Exhibit 99.1

TESSCO Reports First Quarter 2017 Financial Results

Sequential Improvement in Revenue and Earnings

Reaffirms Quarterly Dividend of $0.20 Per Share

HUNT VALLEY, MD, July 21, 2016—TESSCO TECHNOLOGIES INCORPORATED (NASDAQ: TESS), a consultative provider of the end-to-end wireless solutions to deploy network and connectivity systems, today reported financial results for its first quarter of fiscal 2017, ended June 26, 2016.

First-Quarter Highlights:

•	Sequential revenue growth in all markets
•	Continued challenges in public cellular, oil & gas and transportation
•	Developing new successes from Internet of Things and Wi-Fi system solution offerings, and enterprise, industrial and government markets
•	Net income of $0.1 million, or $0.01 per diluted share
•	EBITDA* of $1.3 million or $0.16 per diluted share
•	Continued strong balance sheet with no operational debt
•	Quarterly dividend of $0.20 per share declared

First-Quarter Revenue by Market:

	Year over Year Q1 FY 2017 vs. Q1 FY 2016	Sequential Q1 FY 2017 vs. Q4 FY 2016
Public Carrier	(34.1%)	4.7%
Commercial Resellers	(0.2%)	11.9%
Government	25.0%	51.7%
Private System Operators	(2.3%)	14.1%
Retail	3.0%	10.2%
Total	(4.3%)	12.9%

“We delivered sequential improvement in revenue and earnings and maintained a strong balance sheet, despite a continued difficult environment,” said Robert Barnhill, Founder, Chairman and CEO. “While not yet reflected in the financial results, we are making progress evolving from a wireless public carrier-, transaction-centric product supplier, to a consultative provider of the end-to-end wireless solutions to deploy network and connectivity systems for private, as well as public, organizations.

“In addition to driving our transformations, the search for a new CEO is progressing well. We have met with a host of outstanding candidates and expect to name a new CEO this fiscal year.

“Going forward, we are aggressively transforming what we sell, and how we sell and do business digitally,” Barnhill said. “All of us at TESSCO are confident that we will regain our revenue and profit growth and improve shareowner value.”

First-Quarter Fiscal 2017 Financial Results

	First Quarter FY 2017	First Quarter FY 2016	Fourth Quarter FY 2016
Revenue	$128.9M	$134.7M	$114.2M
EPS	$0.01	$0.20	$(0.24)
Adjusted EPS*	$0.01	$0.20	$(0.13)
EBITDA per share*	$0.16	$0.48	$(0.24)
Operating margin	0.1%	2.1%	(2.8%)
Cash balance	$12.6M	$6.4M	$16.9M
Line of credit balance	$0	$0	$0

*EBITDA, EBITDA per share, adjusted net income (loss) excluding charge related to non-recurring software licensing fees, and adjusted earnings (loss) per share (EPS) excluding charge related to non-recurring software licensing fees (also referred to in the chart above as “Adjusted EPS” as applicable only to Fourth Quarter FY 2016) are each Non-GAAP financial measures.  Because the charge was applicable only to Fourth Quarter FY 2016, there was no adjustment to be made to EPS for First Quarter FY 2017 or First Quarter FY 2016, and “Adjusted EPS” and “EPS” in the chart above are equal for those periods. These Non-GAAP measures are indicated by an asterisk (*) in this press release, as a means to direct the reader to the discussion of Non-GAAP Information below and the reconciliation of Non-GAAP to GAAP results included as an exhibit to this press release.

For the fiscal 2017 first quarter, revenues totaled $128.9 million, compared with $134.7 million in the first quarter of fiscal 2016 and $114.2 million in the fourth quarter of fiscal 2016.

Gross profit was $27.1 million for the first quarter of fiscal 2017, compared with $29.0 million for the same quarter of fiscal 2016 and $23.0 million for the fourth quarter of fiscal 2016. The year-over-year decline in gross profit was primarily the result of reduced sales to our public carrier customers. Gross margin was 21.0% of revenue for the first quarter of fiscal 2017, compared with 21.5% for last year’s first quarter and 20.2% for the fourth quarter of fiscal 2016.

Selling, general and administrative (SG&A) expenses were $27.0 million for the first quarter of fiscal 2017. This compares with $26.1 million for the same quarter of the prior year and $26.2 million for the fourth quarter of fiscal 2016, including a $1.5 million charge taken in the fourth quarter of fiscal 2016 related to non-recurring software licensing fees1.  The increase in SG&A expenses was primarily driven by increased compensation and recruiting expenses related to the Company’s sales and marketing initiatives.

Net income and earnings per diluted share were $0.1 million and $0.01 for the first quarter of fiscal 2017, compared with net income and earnings per diluted share of $1.7 million and $0.20 for the prior-year first quarter and net loss and loss per share of $(2.0 million) and $(0.24), respectively, for the fourth quarter of fiscal 2016. Excluding the impact of the $1.5 million software licensing charge1  taken in the fourth quarter of fiscal 2016, adjusted net loss and adjusted loss per share totaled $(1.1 million)* and $(0.13)*, respectively, for the fourth quarter of fiscal 2016.

Cash Dividend

TESSCO’s Board of Directors declared a quarterly cash dividend of $0.20 per common share payable on August 17, 2016 to holders of record on August 3, 2016. Any future declaration of dividends, and the establishment of record and payment dates, is subject to future determinations of the Board of Directors.

1Non-Recurring Software License Charge

During the fourth quarter of fiscal 2016, TESSCO received the results of a software license audit conducted by a major software provider. After significant negotiations, the Company settled the audit for $1.5 million, which was accrued in the fourth quarter and was paid in the first quarter of fiscal 2017. The ongoing annual cost from the results of this audit is minimal.   The adjusted net income and adjusted earnings (loss) per share amounts included in this release, when excluding (for fourth quarter fiscal 2016 amounts) the $1.5 million charge related to the  software licensing fees, are each non-GAAP measures and are presented here because we believe this charge to be infrequent and, therefore, not indicative of our operating performance.

Business Outlook

The Company is not providing earnings guidance at this time for fiscal 2017 due to the uncertainty that persists, primarily in the carrier market. While the Company expects both revenue and earnings to increase sequentially for the second quarter of fiscal 2017 compared with the first quarter of fiscal 2017, those results are expected to be lower than in the second quarter of fiscal 2016, primarily because of continued carrier market pressure, pricing pressure in the retail market and the ongoing investments in our transformations. TESSCO may provide financial guidance later in the fiscal year as visibility improves.

Forecasting future results is inherently difficult for any business, and actual results or trends may differ materially from those forecasted. The nature of the business is that TESSCO typically ships products within several days after booking orders. The lack of an order backlog makes it even more difficult to forecast future results. The Business Outlook published in this press release reflects only the company’s current best estimate and it assumes no obligation to update the information contained in this press release, including the Business Outlook, at any time.

First-Quarter Fiscal 2017 Conference Call

Management will host a conference call to discuss first quarter 2017 results tomorrow, July 22, 2016 at 8:30 a.m. ET. To participate in the conference call, please call: 855-319-5921 (domestic call-in) or 503-343-6034 (international call-in) and reference code #37726945.

A live webcast of the conference call will be available at www.tessco.com/go/corporatepresentations. All participants should call or access the website approximately 10 minutes before the conference begins.

A telephone replay of the conference call will be available from 11:30 a.m. ET on July 22, 2016 until 11:59 p.m. ET on July 29, 2016 by calling 855-859-2056 (domestic) or 404-537-3406 (international) and entering confirmation #37726945. An archived replay of the conference call will also be available on the Company's website at www.tessco.com/go/corporatepresentations.

Non-GAAP Information

EBITDA is used by management to evaluate the Company’s ongoing operations and as a general indicator of its operating cash flow (in conjunction with a cash flow statement which also includes among other items, changes in working capital and the effect of non-cash charges).

EBITDA is defined as income from operations, plus interest expense, net of interest income, provision for income taxes, and depreciation and amortization.  EBITDA per diluted share is also a non-GAAP calculation defined as EBITDA divided by TESSCO’s diluted weighted average shares outstanding.

Management believes EBITDA and EBITDA per share are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the Company’s presentation of each of these Non-GAAP measures may not be comparable to other similarly titled measures of other companies.  Management also believes the adjusted (Non-GAAP) calculations of net income (loss) and earnings (loss) per share are useful to investors as they remove the impact of the non-recurring software licensing charge. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements.

A reconciliation of Non-GAAP to GAAP results is included as an exhibit to this release.

Reclassification of Items in Statement of Income and Supplemental Results Summary

Prior to the third quarter of fiscal 2016, the Company classified indirect costs relieved from inventory upon a sale as selling, general and administrative expenses, as opposed to cost of goods sold. The financial results presented in this release correctly reflect indirect costs relieved from inventory as cost of goods sold for all periods. The accompanying Consolidated Statements of Income and Supplemental Results Summary have been adjusted to correct this immaterial error in the classification of indirect inventory costs in the income statement. This resulted in an increase in cost of goods sold, and a corresponding decrease in selling, general and administrative expenses, of $3.3 million for the three-month period ended June 28, 2015. These corrections have no impact on previously reported revenues, operating margin, EBITDA, net income, earnings per share or on previously reported Consolidated Balance Sheets or Consolidated Statements of Cash Flows.

About TESSCO Technologies Incorporated (NASDAQ: TESS)

The convergence of wireless and the Internet is revolutionizing the way we live, work and play. New systems and applications are creating challenges and opportunities at an unprecedented rate.

TESSCO is there ‒enabling organizations to capitalize on the opportunities in wireless by providing Your Total Source® of end-to-end solutions. TESSCO delivers the knowledge and product and supply chain solutions required to build, use and maintain wireless voice, data, video, connectivity and control network systems.

Forward-Looking Statements

This press release contains forward-looking statements as to anticipated results and future prospects. These forward-looking statements are based on current expectations and analysis, and actual results may differ materially. These forward-looking statements may generally be identified by the use of the words "may," "will," "expects," "anticipates," "believes," "estimates," and similar expressions, but the absence of these words or phrases does not necessarily mean that a statement is not forward-looking. Forward-looking statements involve a number of risks and uncertainties. Our actual results may differ materially from those described in or contemplated by any such forward-looking statement for a variety of reasons, including those risks identified in our most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission, under the heading "Risk Factors" and otherwise. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject.

We are not able to identify or control all circumstances that could occur in the future that may adversely affect our business and operating results. Without limiting the risks that we describe in our periodic reports and elsewhere, among the risks that could lead to a materially adverse impact on our business or operating results are the following: termination or non-renewal of limited duration agreements or arrangements with our vendors and affinity partners that are typically terminable by either party upon several months or otherwise relatively short notice; loss of significant customers or relationships, including affinity relationships; loss of customers as a result of consolidation among the wireless communications industry; the strength of our customers', vendors' and affinity partners' business; economic conditions that may affect consumer confidence or consumer or business spending or otherwise adversely impact customers' ability to fund or pay for our products and services; changes in customer and product mix that affect gross margin; effect of “conflict minerals” regulations on the supply and cost of certain of our products; failure of our information technology system or distribution system; system security or data protection breaches; technology changes in the wireless communications industry; fourth-party freight carrier interruption; increased competition; our relative bargaining power and inability to negotiate favorable terms with our vendors and customers; our inability to access capital and obtain financing as and when needed; claims against us for breach of the intellectual property rights of fourth parties; product liability claims; our inability to hire or retain for any reason our key professionals, management and staff; and the possibility that, for unforeseen or other reasons, we may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings.

TESSCO Technologies Incorporated
Aric Spitulnik
Chief Financial Officer
410-229-1419
spitulnik@tessco.com
or

David Calusdian
Sharon Merrill
617-542-5300

TESS@investorrelations.com

TESSCO Technologies Incorporated

Consolidated Statements of Income (Unaudited)

	Fiscal Quarters Ended
	June 26,	March 27,	June 28,
	2016	2016	2015

Revenues	$128,860,000	$114,154,100	$134,664,000
Cost of goods sold	101,754,000	91,135,200	105,682,100
Gross profit	27,106,000	23,018,900	28,981,900
Selling, general and administrative expenses	26,955,700	26,202,100	26,122,400
Income (loss) from operations	150,300	(3,183,200)	2,859,500
Interest, net	11,400	12,400	46,300
Income (loss) before provision for income taxes	138,900	(3,195,600)	2,813,200
Provision for income taxes	58,400	(1,205,800)	1,117,900
Net income (loss)	$80,500	$(1,989,800)	$1,695,300

Basic earnings (loss) per share	$0.01	$(0.24)	$0.21
Diluted earnings (loss) per share	$0.01	$(0.24)	$0.20

TESSCO Technologies Incorporated

Consolidated Balance Sheets

	June 26, 2016	March 27, 2016
	(unaudited)	(audited)

ASSETS
Current Assets:
Cash and cash equivalents	$ 12,571,800	$ 16,882,800
Trade accounts receivable, net	61,316,400	58,315,700
Product inventory	58,295,500	53,903,900
Prepaid expenses and other current assets	5,954,400	5,917,100
Total current assets	138,138,100	135,019,500

Property and equipment, net	19,309,500	19,895,400
Goodwill, net	11,684,700	11,684,700
Deferred tax assets	--	--
Other long-term assets	2,976,500	2,816,400
Total assets	$ 172,108,800	$ 169,416,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable	$ 49,443,500	$ 41,986,000
Payroll, benefits and taxes	4,032,600	4,927,900
Income and sales tax liabilities	1,256,800	1,456,800
Accrued expenses and other current liabilities	3,877,300	3,874,100
Revolving line of credit	--	--
Current portion of long-term debt	26,300	251,100
Total current liabilities	58,636,500	52,495,900

Deferred tax liabilities	372,100	379,400
Long-term debt, net of current portion	49,700	1,706,500
Other long-term liabilities	2,159,100	2,306,900
Total liabilities	61,217,400	56,888,700

Shareholders’ Equity:
Preferred stock	--	--
Common stock	98,100	97,600
Additional paid-in capital	58,246,300	58,113,800
Treasury stock, at cost	(57,432,800)	(57,245,200)
Retained earnings	109,979,800	111,561,100
Total shareholders’ equity	110,891,400	112,527,300

Total liabilities and shareholders’ equity	$ 172,108,800	$ 169,416,000

TESSCO Technologies Incorporated

GAAP Results to Non-GAAP Results Reconciliation

(Unaudited)

	Fiscal Quarters Ended
	June 26,	March 27,	June 28,
	2016	2016	2015
	(unaudited)	(unaudited)	(unaudited)

Operating income (loss) as reported	$150,300	$(3,183,200)	$2,859,500
Non-recurring charge	--	1,543,300	--
Operating income (loss), as adjusted	$150,300	$(1,639,900)	$2,859,500

Net income (loss), as reported	$80,500	$(1,989,800)	$1,695,300
Non-recurring charge, net of tax	--	929,000	--
Net income (loss) as adjusted	$80,500	$(1,060,800)	$1,695,300

Diluted EPS, as reported	$0.01	$(0.24)	$0.20
Non-recurring charge	--	0.11	--
Diluted EPS, adjusted	$0.01	$(0.13)	$0.20

Net Income (loss) as reported	$80,500	$(1,989,800)	$1695,300
Add:
Provision for income taxes	58,400	(1,205,800)	1,117,900
Interest, net	11,400	12,400	46,300
Depreciation and amortization	1,176,700	1,161,700	1,131,300
EBITDA	$1,327,000	$(2,021,500)	$3,990,800
Add:
Stock based compensation	115,800	218,400	131,700
Non-recurring charge	--	1,543,300	--
EBITDA, adjusted	$1,442,800	$(259,800)	$4,122,500

EBITDA per diluted share	$0.16	$(0.24)	$0.48
Adjusted EBITDA per diluted share	$0.17	$(0.03)	$0.50

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Quarter ended June 26, 2016	Quarter ended March 27, 2016	Growth Rates Compared to Prior Period

Market Revenues
Public Carriers, Contractors & Program Managers	$16,578	$15,836	4.7%
Government System Operators	9,852	6,495	51.7%
Private System Operators	21,515	18,851	14.1%
Commercial Dealers & Resellers	33,430	29,877	11.9%
Retailer, Independent Dealer Agents & Carriers	47,485	43,095	10.2%
Total revenues	$128,860	$114,154	12.9%

Market Gross Profit
Public Carriers, Contractors & Program Managers	$3,017	$2,670	13.0%
Government System Operators	2,140	1,453	47.3%
Private System Operators	4,964	4,308	15.2%
Commercial Dealers & Resellers	8,983	7,492	19.9%
Retailer, Independent Dealer Agents & Carriers	8,002	7,096	12.8%
Total gross profit	$27,106	$23,019	17.8%
% of revenues	21.0%	20.2%

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Quarter ended June 26, 2016	Quarter ended June 28, 2015	Growth Rates Compared to Prior Year Period

Market Revenues
Public Carriers, Contractors & Program Managers	$16,578	$25,151	(34.1%)
Government System Operators	9,852	7,883	25.0%
Private System Operators	21,515	22,022	(2.3%)
Commercial Dealers & Resellers	33,430	33,488	(0.2%)
Retailer, Independent Dealer Agents & Carriers	47,485	46,120	3.0%
Total revenues	$128,860	$134,664	(4.3%)

Market Gross Profit
Public Carriers, Contractors & Program Managers	$3,017	$4,414	(31.6%)
Government System Operators	2,140	1,947	9.9%
Private System Operators	4,964	5,659	(12.3%)
Commercial Dealers & Resellers	8,983	8,771	2.4%
Retailer, Independent Dealer Agents & Carriers	8,002	8,191	(2.3%)
Total gross profit	$27,106	$28,982	(6.5%)
% of revenues	21.0%	21.5%

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Quarter ended June 26, 2016	Quarter ended March 27, 2016	Growth Rates Compared to Prior Period

Product Revenues
Base station infrastructure	$52,395	$44,935	16.6%
Network systems	18,430	16,939	8.8%
Installation, test and maintenance	8,755	7,455	17.4%
Mobile device accessories	49,280	44,825	9.9%
Total revenues	$128,860	$114,154	12.9%

Product Gross Profit
Base station infrastructure	$13,428	$10,471	28.2%
Network systems	2,898	2,693	7.6%
Installation, test and maintenance	1,568	1,423	10.2%
Mobile device accessories	9,212	8,432	9.3%
Total gross profit	$27,106	$23,019	17.8%
% of revenues	21.0%	20.2%

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Quarter ended June 26, 2016	Quarter ended June 28, 2015	Growth Rates Compared to Prior Year Period

Product Revenues
Base station infrastructure	$52,395	$53,823	(2.7%)
Network systems	18,430	21,194	(13.0%)
Installation, test and maintenance	8,755	8,618	1.6%
Mobile device accessories	49,280	51,029	(3.4%)
Total revenues	$128,860	$134,664	(4.3%)

Product Gross Profit
Base station infrastructure	$13,428	$14,096	(4.7%)
Network systems	2,898	3,111	(6.8%)
Installation, test and maintenance	1,568	1,630	(3.8%)
Mobile device accessories	9,212	10,145	(9.2%)
Total gross profit	$27,106	$28,982	(6.5%)
% of revenues	21.0%	21.5%